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                                                                  EXHIBIT 11.1

                           CNA FINANCIAL CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE

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
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Period Ended September 30                                Third Quarter                    Nine Months
(In millions, except per share data)                  1994           1993             1994           1993
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Earnings per share:
Net income (loss)................................    $ 54.9         $(208.3)         $ (59.4)        $180.1
Less preferred stock dividends...................       1.1             1.1              3.6            3.1
                                                      -----          ------           ------          -----
   Net income (loss) available to
     common stockholders.........................    $ 53.8         $(209.4)         $ (63.0)        $177.0
                                                      =====          ======           ======          =====

Weighted average shares outstanding..............      61.8            61.8             61.8           61.8
                                                      =====          ======           ======          =====

   Net income (loss) per common share............    $  .87         $ (3.39)         $ (1.02)        $ 2.86
                                                      =====          ======           ======          =====
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
                                      (28)
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